FOR IMMEDIATE RELEASE

March 31, 2009

The Castle Group, Inc. Announces

Financial Results for Fourth Quarter and Full Year 2008

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Management and Service Revenues increase 9%

•

Total revenues decrease a modest 4% despite downturn in tourism

•

2008 loss of $290,029 compared to $1,117,118 in 2007

•

Fourth Quarter  2008 EBITDA of $109,562 compares to ($972,647) EBITDA loss in Q4-2007

Honolulu, Hawaii – The Castle Group, Inc. (OTCBB: CAGU) holding company for Castle Resorts & Hotels, today announced financial results for the fourth quarter and year-ended December 31, 2008.

Reflecting on the Company’s progress during 2008, President and Chief Operating Officer of The Castle Group’s Inc., Alan Mattson said, “2008 has been a very challenging year with the downturn in tourism and the dramatic change in the business environment over the past year.  We have focused on three things this year to improve our financial results and the strength of the Company:

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Expanding the number of  properties Castle manages in Hawaii

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 Ensuring that our pricing and inventory is optimized and matched to the new tourism dynamics

•

 Implementing new efficiency and cost control measures throughout the organization.

“In reaction to the realities of the global economy we reshaped our strategy and redoubled our efforts in our two key markets, Hawaii and New Zealand.”  Said Rick Wall, Chairman, and CEO of the Castle Group Inc.,   “This is paying off for us, while our revenues are down slightly over last year; our bottom line results are much improved.

2008 Financial Results

Total revenues for the year ending December 2008, decreased approximately 4% to $20.1 million, compared to $21.0 million in 2007.

Annual Revenues Attributed from Properties decreased 4% year over year, to $17.6 million for 2008.

A 56% increase in Gross Property Sales at properties managed under Net contracts resulted in a growth of 9% in management and service revenues to $2.4 million.

Attributed property expenses, which relate directly to properties under management that operated on a gross revenue contract basis, decreased 3% year over year, to $16.8 million for the twelve months ended December 31, 2008.

Operating expense totaled $20.8 million for the year ended December 31, 2008, a decrease of 6% over the total recorded last year which included a $1.0 million one time receivables carrying cost  adjustment. Excluding this adjustment, operating expense decreased 1% year over year.

Castle reported a Loss before Interest, Taxes, Depreciation, and Foreign Currency Adjustment of $ 0.4 million in 2008 compared to a Loss before Interest Taxes and Depreciation of $0.7 million for 2007.  This was primarily due to cost controls and efficiency measures initiated during 2008 and the one time carrying cost adjustment recorded in 2007.  A discussion of EBITDA and reconciliation with GAAP net income is included below.

On a GAAP basis, the Net Loss for 2007, totaled $0.3 million or  $0.03 per share, as compared to a Net Loss of  $1.1 million or $0.12 per share in the year-earlier period.

Non-GAAP Measures

This press release reports EBITDA, a measure not in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), which reflects the Company’s earnings without the effect of depreciation, interest income or expense, taxes or foreign exchange gains or losses. Castle’s management believes that in many ways it is a good alternative indicator of the Company’s financial performance as it removes the effects of non-cash depreciation and amortization of assets as well as the fluctuations of the carrying costs of assets in foreign countries as well as interest costs based on the Company’s borrowing history and increases and decreases in tax expense brought about by changes in the provision for future tax effects rather than current income. A reconciliation of EBITDA with GAAP Net Income (Loss) is shown below.

Comparison of Net Income to EBITDA ($ in thousands)	2008	2007
Net Income (Loss)	($ 290)	( $ 1,117)

Add Back:
Income Taxes	(196)	(371)
Net interest expense	447	542
Depreciation	206	208

Less:
Foreign Exchange Gain:	585	0
EBITDA (Loss)	($ 418)	($ 738)

Fourth Quarter 2008 Financial Results

Total revenues for the fourth quarter ending December 2008, decreased approximately 15% to $4.8 million, compared to $5.6 million in the fourth quarter of 2007.

Annual Revenues Attributed from Properties decreased 8% to $4.3 million in the fourth quarter of 2008 compared to $4.7 million for the fourth quarter of 2007, while management and service revenues totaled $0.5 million in the fourth quarter as compared to $0.9 million in same quarter of 2007.

Attributed property expenses, which relate directly to properties under management that operated on a gross revenue contract basis, decreased 14% year over year, to $3.9 million for the three months ended December 31, 2008.

Total Operating Expenses decreased 17% to $4.7 million in the fourth quarter of 2008 from an adjusted total of $5.7 million in the fourth quarter of 2007 which excludes a onetime charge of $954,000 relating to the carrying value of a receivable.

In the fourth quarter of 2008, the Company achieved a Profit before Interest Taxes and Depreciation of $109,562 compared to a Loss before Interest Taxes and Depreciation of $972,647 during the fourth quarter of 2007 which included a onetime expense of $954,459 relating the carrying value of a receivable. The improvement in EBITDA was primarily due to cost controls and efficiency measures initiated during 2008.  A discussion of EBITDA and reconciliation with GAAP Net Income (Loss) is included below.

On a GAAP basis, Net Income (Loss) for the fourth quarter of 2008 was $0.3 million, as compared to a Net Loss of $1.0 million in the year-earlier period.

Non-GAAP Measures

A reconciliation of EBITDA with GAAP net income is shown below.

Comparison of Net Income to EBITDA ($ in thousands)	Q4/08	Q4-07

Net Income:	$277	($982)
Add Back:
Income Taxes	213	(274)
Net Interest Expense	162	251
Depreciation	42	33
Less
Foreign Exchange Gain:	(585)	0
EBITDA	$109	($972)

About The Castle Group, Inc.

Headquartered in Honolulu, The Castle Group, Inc. provides management and related hospitality services to hotel and resort condominiums under the trade name “Castle Resorts & Hotels.”  Since 1993, Castle’s geographic presence has expanded from the Hawaiian Islands to additional markets throughout the Asia/Pacific region, including Guam, Saipan, Thailand and New Zealand.   Castle’s services include pre-opening technical services, customized hotel and resort operations management, state-of-the-art sales, marketing and reservations, and expert property management. Castle offers accommodations ranging from hotel guest rooms to fully equipped spacious resort condominiums.

This press release contains forward-looking statements made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995.  Forward looking statements are based upon the current plans, estimates, and projections of The Castle Group's management and are subject to risks and uncertainties which could cause actual results to differ from the forward looking statements.  These include, but are not limited to, risks and uncertainties outlined in the Company's periodic filings with the U.S. Securities and Exchange Commission.  The Castle Group does not assume any obligation to update the information contained in this press release.

For more information, please contact:

Company Contact:

Donna Wheeler, Senior Director of Marketing

The Castle Group

Toll-Free: (800)733-7753 (U.S./Canada/Guam/Saipan)

(808)524-0900

(808)521-9994 (fax)

pr@castleresorts.com